As filed with the Securities and Exchange Commission on July 28, 2000

Registration No. 333-______

Securities and Exchange Commission
Washington, D.C. 20549

Form S-4
Registration Statement
Under
The Securities Act of 1933

General Electric Company

(Exact name of registrant as specified in its charter)

New York	3724	14-0689340
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211
(Address and telephone number of Registrant's Principal Executive Offices)

Robert E. Healing
Corporate Counsel
3135 Easton Turnpike
Fairfield, Connecticut 06431
(203) 373-2243
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.06 par value	15,000,000 shares	$53.03125	$795,468,750.00	$210,003.75

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 429, this Registration Statement shall also register 3,965,781 shares (as adjusted for the three-for-one stock split effective April 27, 2000) previously registered on Form S-4 (File No. 333-74417) and remaining unsold, for which the registration fee of $38,403.30 has already been paid.

(3) Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange for July 26, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429, the enclosed Prospectus shall also serve henceforth as the prospectus for 3,965,781 shares of the Registrant's Common Stock offered and remaining unsold pursuant to its Registration Statement on Form S-4 (Amendment No. 1)(File No. 333-74417), declared effective by the Commission as of March 26, 1999.

Prospectus

July 28, 2000

18,965,781 Shares

General Electric Company

Common Stock

          This prospectus relates to 18,965,781 shares of common stock of General Electric Company. GE may issue these shares from time to time when acquiring assets, businesses or securities, whether by purchase, merger, or any other form of business combination.

Symbol:	GE
Exchange:	NYSE
Recent Price:	$52.125 on July 26, 2000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Information About GE

          GE is a diversified technology, manufacturing and services company. GE operates in more than 100 countries around the world, including 280 manufacturing plants in 26 different nations. At December 31, 1999, GE and its consolidated affiliates employed 340,000 people worldwide, including 197,000 in the United States. For the year ended December 31, 1999, GE reported revenues of $111.6 billion, and net earnings of $10.7 billion. GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06431 (telephone (203) 373-2816).

Where to Obtain Additional Information About GE

          This prospectus incorporates important business and financial information about GE that is not included in this prospectus. GE will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. Direct your request for copies to GE Corporate Investor Communications, 3135 Easton Turnpike, Fairfield, CT 06431 (telephone (203) 373-2816). To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.

          GE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any such reports, statements or other information that GE files, at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. GE's SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov. Information about GE is also available at GE's Internet site at http://www.ge.com.

          The SEC allows GE to "incorporate by reference" the information it files with the SEC. This means that GE's SEC filings, containing important disclosures, may be listed rather than repeated in full in this prospectus. In addition, GE's filings with the SEC after the date of this prospectus will update the information in this prospectus and the incorporated filings. These later filings also will be considered to be included in this prospectus. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

  GE's Annual Report on Form 10-K for the year ended December 31, 1999.
  GE's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000.
  GE's Current Report on Form 8-K dated April 27, 2000.
  The description of GE stock contained in the Registration Statement on Form S-4 (File No. 333-40052).

          For information about GE, you should rely only on the information contained in this prospectus or incorporated by reference. GE has not authorized anyone else to provide you with different or additional information. The information in this prospectus is accurate as of the date of the prospectus. This information will be updated by means of supplemental or revised prospectuses, and by the future filing of GE's reports with the SEC, described above.

The Offering

          This prospectus relates to 18,965,781 shares of GE common stock that GE may issue when acquiring assets, businesses or securities, by any form of business combination. The price of the GE stock issued in connection with these acquisitions will be related to the market price of GE stock at or about the time of the acquisition agreement or the time GE delivers the shares. The terms of the acquisitions will be determined by negotiations with the owners or controlling persons of the assets, businesses or securities being acquired.

          GE will not pay underwriting discounts or commissions in connection with these acquisitions, but finder's fees may be paid in connection with certain acquisitions. The SEC may consider any person receiving finder's fees to be an "underwriter" within the meaning of the Securities Act of 1933. The SEC also may consider any profit on the resale of shares of common stock purchased by persons receiving finder's fees to be underwriting commissions or discounts under the Securities Act.

Legal Matters

          GE's Corporate Counsel, Robert E. Healing, has given GE his legal opinion regarding the validity of the GE stock offered by this prospectus. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 1% of GE's common stock.

Experts

          KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999. GE's Annual Report on Form 10-K includes these financial statements and the auditors' report. This prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

*   *   *

PART II.
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers. Section 6 of the Registrant's Certificate of Incorporation, as amended, provides as follows: A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York. Article XI of the Registrant's By-laws, as amended, provides as follows: The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph a shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph. The Company may, to the extent authorized from time to time by the board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise. The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law. This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

Item 21. Exhibits and Financial Statement Schedules. See Exhibit Index.

Item 22. Undertakings.

          (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

          (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

Signatures

 The Registrant. Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on July 28, 2000.

GENERAL ELECTRIC COMPANY
By: /s/ Robert E. Healing
Robert E. Healing as Attorney in Fact for Philip D. Ameen, Vice President and Comptroller

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

John F. Welch, Jr.*	Chairman of the Board (Principal Executive Officer and Director)	July 28, 2000
Keith S. Sherin*	Senior Vice President - Finance (Principal Financial Officer)	July 28, 2000
Philip D. Ameen*	Vice President and Comptroller (Principal Accounting Officer)	July 28, 2000
J. I. Cash, Jr.*	Director	July 28, 2000
S.S. Cathcart*	Director	July 28, 2000
A.M. Fudge*	Director	July 28, 2000
C.X. Gonzalez*	Director	July 28, 2000
K.G. Langone*	Director	July 28, 2000
G.G. Michelson*	Director	July 28, 2000
R.S. Penske*	Director	July 28, 2000
F.H.T. Rhodes*	Director	July 28, 2000
A.C. Sigler*	Director	July 28, 2000
*By:_____________________________		July 28, 2000
Robert E. Healing, Attorney in Fact

A MAJORITY OF THE BOARD OF DIRECTORS

Exhibit Index

Exhibit 4:	Restated Certificate of Incorporation and By-laws of the Registrant, incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated April 27, 2000.
Exhibit 5:	Opinion of Robert E. Healing*
Exhibit 23(a):	Consent of KPMG LLP*
Exhibit 23(b):	Consent of Robert E. Healing (included in Exhibit 5)*
Exhibit 24(a):	Power of Attorney of certain Officers and Directors of GE*

* Filed herewith.